Exhibit 10.30

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (“Agreement”) is made between Mondelēz International Holdings LLC (and any currently or previously-affiliated companies, parent companies, successors or predecessors, including Mondelēz International, Inc., Mondelēz Global LLC, Kraft Foods Inc., Kraft Foods Group, Inc., and Kraft Foods Global, Inc., hereafter, collectively referred to herein as, “MIH” or the “Employer”) and Gustavo Abelenda (“Abelenda” or the “Employee”) (the Employer and Employee are collectively referred to herein as the “Parties”).

Abelenda has been employed by MIH as in various capacities, and most recently as EVP and President, Latin America. Since Abelenda’s employment relationship with MIH is ending, MIH has offered Abelenda benefits as set forth in this Agreement certain of which are benefits greater than what Abelenda is entitled to otherwise receive, and Abelenda has decided to accept MIH’s offer. Therefore, Abelenda and MIH both agree and promise as follows:

1.    Employment Termination: Abelenda’s last day of employment with MIH is December 31, 2016 (“Last Day Worked” or “Termination Date”). Abelenda’s Retirement Date is January 1, 2017. Abelenda will be paid for any accrued, unused 2016 PTO days, less applicable deductions, at the next normal payday following the Termination Date. After the Termination Date, Abelenda will not represent himself as being an employee, officer, attorney, agent or representative of MIH for any purpose.

2.    Sufficiency of Consideration: Abelenda understands, acknowledges and agrees that the payment of benefits described in this Agreement, including payments and benefits described in Section 3 herein, are conditioned upon his execution of this Agreement and are, in significant and substantial part, in addition to those benefits to which he is otherwise entitled. Abelenda acknowledges and agrees that MIH has – apart from this Agreement – paid him for all wages that were due to him.

3.    Consideration: In exchange for the promises and releases in this Agreement, and provided Abelenda does not revoke the Agreement as permitted in Section 12 below, MIH will provide Abelenda with the following benefits and payments:

a)    Abelenda will receive a full 2016 Management Incentive Plan (“MIP”) award based on the number of days worked from January 1, 2016 through the Last Day Worked, to be paid at target performance for the individual performance component and actual performance for the Company performance component. This payment, less applicable deductions, will be made no later than March 15, 2017, at the same time 2016 MIP awards are paid to employees generally. Abelenda will not be eligible to receive any other MIP payments.

b)    For stock option purposes, Abelenda will be considered early retirement eligible and, therefore, will be treated as an early retiree. Abelenda will have until the original expiration date to exercise outstanding vested and unexercised stock options. Any unvested stock options granted prior to January 1, 2017 will continue to vest per the normal vesting schedule. With respect to any restricted stock (or deferred stock units), Abelenda’s entire 2014 restricted stock (or deferred stock units) award will vest following the Last Day Worked. Applicable tax withholding (and any other withholding payroll taxes) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from Abelenda’s stock awards; therefore, the number of shares deposited into Abelenda’s account on the vesting date will be net of the shares used to satisfy applicable withholding taxes (rounded up to the nearest whole share). The administrative time it takes to complete these transactions may be up to 8 weeks from the Last Day Worked. Abelenda will forfeit all other unvested restricted stock (or deferred stock unit) grants.

c)    Abelenda will be eligible to receive his entire award of performance share units subject to the 2014-2016 performance cycle (the “2014 PSUs”) and 2015-2017 performance cycle (the “2015 PSUs”) based on actual Company performance and a pro-rated award (if any), based on actual Company performance, for his performance share units subject to the 2016-2018 performance cycle (the “2016 PSUs”). If such performance share units satisfy the minimum performance thresholds for an award, then Abelenda will receive shares, less required deductions, based on nineteen (19) months (out of a total of thirty-six (36) months) of participation from the beginning of the performance cycle for the 2016 PSUs, at the actual business rating as determined by the Human Resources and Compensation Committee of the Board of Directors. Such shares (if any) net of required withholding shall be issued after the conclusion of the applicable performance period, and no later than March 15, 2017 for the 2014 PSUs, March 15, 2018 for the 2015 PSUs, and March 15, 2019 for the 2016 PSUs. All other outstanding performance share unit grants will be canceled and forfeited immediately following the Last Day Worked.

d)    Subject to the underlying terms and conditions of the applicable plans, Abelenda will receive compensation and benefits as provided for under MIH’s retirement and benefits plans available to employees generally. Abelenda will not be entitled to any other compensation or benefits not provided in this Agreement, nor is Abelenda entitled to any severance under the Mondelēz Global LLC Severance Pay Plan for Salaried Exempt Employees. Abelenda understands, acknowledges and agrees that the payment of benefits described in this Agreement, including payments and benefits described in Section 3 herein, are conditioned upon his execution of this Agreement. Abelenda acknowledges and agrees that the sums and benefits to be provided under the terms of this Agreement are, in significant and substantial part, in addition to those benefits to which he is otherwise entitled. Abelenda may revoke this Agreement within seven (7) days after he signs it by giving written notice to MIH. To be effective, this revocation must be received by the close of business on the 7th calendar day after Abelenda signs this Agreement. If Abelenda revokes this Agreement, he understands that he will not receive the benefits that are conditioned upon his execution of the Agreement. This Agreement will not become effective or enforceable unless and until the seven-day revocation period has expired without Abelenda revoking it.

ABELENDA RETIREMENT AGREEMENT

4.    Complete Release and Waiver of Claims:

a)    Abelenda is aware of his legal rights concerning his employment with MIH. In exchange for the promises of MIH above, Abelenda agrees to irrevocably and unconditionally release (i.e. give up) any and all claims he may now have against MIH and agrees not to sue MIH and any currently or previously-affiliated companies, parent companies, successors or predecessors, and their officers, directors, agents and employees, arising out of the employment relationship between Abelenda and MIH (the “Release”). This Release includes, but is not limited to, all claims under Title VII of the Civil Rights Acts of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act, the Florida Civil Rights Act (Fla. Stat. §§ 760.01-760.11), Florida Whistleblower Protection Act (Fla. Stat. §§ 448.101-448.105), Florida Workers Compensation Retaliation provision (Fla. Stat. §§ 440.205), Florida Minimum Wage Act (Fla. Stat. §§ 448.110), Florida Constitution, Florida Fair Housing Act (Fla. Stat. §§ 760.20-760.37), Miami-Dade County Code, Chapter 11A, Broward County Human Rights Act, Palm Beach County Code, Article VI , and any other federal, state or local law dealing with employment discrimination, as well as any claims for breach of contract, wrongful discharge, and tort claims; claims for wages, benefits or severance pay; claims for attorneys’ fees; and any other claim or action whatsoever. This general release and waiver does not contain a waiver of rights or claims that may arise after the date the Agreement is executed by Abelenda and also excludes any claims which cannot be waived by law. Nor shall this Agreement preclude Abelenda from bringing a charge or suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act (29 U.S.C. § 620 et seq.) as amended by the Older Worker’s Benefit Protection Act.

b)    Specific Release of ADEA Claims: In further consideration of the payments and benefits provided to the Employee in this Agreement, Abelenda hereby irrevocably and unconditionally fully and forever waives, releases and discharges MIH from any and all Claims, whether known or unknown, from the beginning of time to the date of Abelenda’s execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations.

5.    Right to Participate in Agency Proceedings: Nothing in this Agreement is intended to limit or impair in any way Abelenda’s right to file a charge with the U.S. Equal Employment Opportunity Commission (EEOC) or comparable state and local fair employment practices agencies (FEPAs), or Abelenda’s right to participate in any such charge filed with such agencies and to recover any appropriate relief in any such action.

6.    Restrictive Covenants:

(a)    Non-Competition: Abelenda understands and agrees that the nature of his position with MIH gave him access to and knowledge of highly confidential information and placed him in a position of trust and confidence with MIH. Because of MIH’s legitimate business interests and in consideration for MIH’s payment to Abelenda of the separation pay provided in Section 3 above, Abelenda agrees that he will not engage in Prohibited Conduct for the twelve (12)-month period following the Termination Date, or through December 30, 2017 (“Restricted Period”).

ABELENDA RETIREMENT AGREEMENT

(i)    For purposes of this non-compete clause, “Prohibited Conduct” is conduct in which Abelenda contributes his knowledge of confidential or proprietary information obtained during his employment with MIH, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, officer, volunteer, intern or any other similar capacity to a Listed Competitor without the written consent of MIH’s Executive Vice President Global Human Resources, or designee, such consent to be provided by MIH at its sole and absolute discretion, except that such consent shall not unreasonably be withheld.

(ii)    For purposes of this non-compete clause, Listed Competitors include, but are not limited to, the following companies: PepsiCo, Inc., Campbell Soup Company, The Coca-Cola Company, Kellogg Company, Mars, Inc., Nestle S.A., Ferrero Rocher, General Mills, Inc., The Hershey Company, Groupe Danone, Perfetti Van Melle, Arcor, Unilever Group, Lindt & Sprungli AG, and Yildiz Holding A.S., or any subsidiaries, affiliates or subsequent parent or merger partner, if any of these companies are acquired or become part of a merger. For purposes of this Agreement, “affiliate” of a specified person or entity means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified. Nothing contained herein shall preclude Abelenda from working for a company that provides consulting or financial advisory services whose clients include companies named above so long as Abelenda does not provide specific advice or services, derived from confidential or proprietary information obtained during his employment with MIH, directly to the Listed Competitors.

(b)    Non-Solicitation of Employees: Abelenda understands and acknowledges that MIH has expended and continues to expend significant time and expense recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to MIH. Abelenda agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of MIH during the Restricted Period. The foregoing shall not be violated by general advertising not targeted at MIH employees or by serving as a reference upon request.

(c)    Restrictive Covenant Remedies: Should Abelenda engage in Prohibited Conduct at any time during the Restricted Period, or solicit employees during the Restricted Period, he will be obligated to pay back to MIH all payments received pursuant to this Agreement and MIH will not be obligated to make any future payments pursuant to this Agreement that are otherwise owed. This will be in addition to any other remedy that MIH may have in respect of such Prohibited Conduct. MIH and Abelenda acknowledge and agree that MIH will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Sections 6, 7, 8 and 9 and agree that in the event of a breach or violation of such provisions MIH will be awarded injunctive relief by a Court of competent jurisdiction to prohibit any such breach or violation, and that such right to injunctive relief will be in addition to any other remedy which may be ordered by the Court or an arbitrator. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or any other available forms of relief.

ABELENDA RETIREMENT AGREEMENT

(d)    Judicial Amendment: Abelenda and MIH acknowledge the reasonableness of the agreements set forth in this Section 6 and the specifically acknowledge the reasonableness of the geographic area, duration of time and subject matter that are part of the covenant not to compete contained in Section 6(a)(i)-(ii). Abelenda further acknowledges that Abelenda’s skills are such that Abelenda can be gainfully employed in noncompetitive employment and that the parties’ agreement not to compete will in no manner prevent Abelenda from earning a living. Notwithstanding the foregoing, in the event it is judicially determined that any of the limitations contained in this Section 6 are unreasonable, illegal or offensive under any applicable law and may not be enforced as agreed herein, the parties agree that the unreasonable, illegal or offensive portions of this Section 6, whether they relate to duration, area or subject matter, shall be and hereby are revised to conform with all applicable laws and that this Agreement, as modified, shall remain in full force and effect and shall not be rendered void or illegal.

7.    This Agreement to Be Kept Confidential: Abelenda understands that this Agreement is unique to him and he agrees that it is confidential and that he will not disclose this Agreement or its terms to anyone other than (a) his legal or tax advisor, (b) his immediate family, (c) in a legal action to enforce the terms of this Agreement, (d) the EEOC or similar state or local FEPA in connection with the filing or investigation of a charge, or (e) as ordered or required by law. Abelenda further agrees that if he discloses the existence of terms of this Agreement to anyone under (a) or (b) above, he will inform them of the confidentiality requirements of this Section and require that they agree to be bound by such requirements. Nothing in this Agreement shall be construed to prohibit Abelenda from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal, state or local government agency or self-regulatory organization.

8.    No Disparagement or Harm: Abelenda agrees that, in discussing his relationship with MIH and its affiliated and parent companies and their business and affairs, he will not disparage, discredit or otherwise treat in a detrimental manner MIH, its affiliated and parent companies or their officers, directors and employees. This Section does not, in any way, restrict or impede Abelenda from exercising protected rights including the right to communicate with any federal, state, or local agency or self-regulatory organization, including any with which a charge has been filed, to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Abelenda shall promptly provide written notice of any such order to MIH’s legal department.

ABELENDA RETIREMENT AGREEMENT

9.    Continuing Confidentiality Obligation: Abelenda acknowledges that during the course of his employment with MIH, he has had access to, learned about and was entrusted with certain confidential and secret sales, marketing, strategy, financial, product, personnel, manufacturing, labor relations, technical and other proprietary information and material (“Confidential Information”) which are the property of MIH. Abelenda understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Abelenda further understands and acknowledges that this Confidential Information and MIH’s ability to reserve it for the exclusive knowledge and use of MIH is of great competitive importance and commercial value to MIH, and that improper use or disclosure of the Confidential Information by Abelenda might cause MIH to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. Abelenda agrees that, from the date he is presented with this Agreement and following the Terminate Date, he will not communicate or disclose to any third party, or use for his own account, without the written consent of MIH, any of the aforementioned information or material.

If MIH becomes aware of a situation where it appears that its trade secrets are being used and/or disclosed by Abelenda, it will enforce its rights to the fullest degree allowed by law, including Federal or State trade secret law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

10.    Return of Company Property: Abelenda agrees to return all Company property in his possession, including documents, manuals, identification cards or badges, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, handbooks, notes, keys and any other articles he has used in the course of his employment and any other Company property in his possession, no later than the Last Day Worked.

ABELENDA RETIREMENT AGREEMENT

11.    Arbitration of Claims: In the event either Abelenda or MIH contests the interpretation or application of any of the terms of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the Parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration with JAMS (f.k.a. Judicial Arbitration and Mediation Services, Inc.). The arbitration will be conducted, and an arbitrator will be chosen, pursuant to the JAMS Employment Arbitration Rules and Procedures. The arbitrator’s fees and expenses and filing fees shall be borne by the losing (non-prevailing) Party. The hearing shall be held at a mutually agreeable location and the arbitrator shall issue a written award which shall be final and binding upon the Parties. Abelenda agrees to waive the right to a jury trial. Notwithstanding anything contained in this Section 11 or Section 6(c) to the contrary, MIH shall each have the right to institute judicial proceedings against Abelenda or anyone acting by, through or under Abelenda, in order to enforce its rights under Sections 6, 7, 8 or 9 through specific performance, injunction, or similar equitable relief. Claims not covered by arbitration are those claims seeking injunctive and other relief due to unfair competition, due to the use or unauthorized disclosure of trade secrets or confidential information set forth in Sections 7 or 9, or breach of restrictive covenants set forth in Section 6.

12.    Review and Revocation: Abelenda acknowledges that, before signing this Agreement, he was given a period of twenty-one (21) days in which to consider it. Abelenda further acknowledges that: (a) he took advantage of this period to consider this Agreement before signing it; (b) he has carefully read this Agreement, and each of its provisions; (c) if he initially did not think any representation he is making in this Agreement was true, or if he initially was uncomfortable making it, he resolved all of his doubts and concerns before signing this Agreement; (d) Abelenda fully understands what the Agreement, and each of its provisions, means; and (e) he is entering into the Agreement, and each of its provisions, knowingly and voluntarily. MIH encourages Abelenda to discuss this Agreement, and each of its provisions, with an attorney (at his own expense) before signing it. Abelenda acknowledges that he sought such advice to the extent he deemed appropriate. If Abelenda signs this Agreement before the end of the twenty-one (21) day period, it will be his voluntary decision to do so because he has decided that he does not need any additional time to decide whether to sign this Agreement. Abelenda also understands that he does not have more than twenty-one (21) days to sign this Agreement. If Abelenda does not sign this Agreement by the end of the twenty-one (21) day period, he understands that it will become null and void. Abelenda also acknowledges and understands that MIH would not have given him the special payments or benefits he is getting in exchange for this Agreement but for his promises and representations he made by signing it. Further, by signing below, Abelenda acknowledges that he may revoke this Agreement at any time within seven (7) days of the date on which he signed it as described above in Section 3(g).

13.    Entire Agreement and Severability: This is the entire agreement between Abelenda and MIH on the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner except by a writing signed by both Abelenda and an authorized Company official. Abelenda acknowledges that MIH has made no representations or promises to him, other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If the release and waiver of claims provisions of this Agreement are held to be unenforceable, the parties agree to enter into a release and waiver agreement that is enforceable.

ABELENDA RETIREMENT AGREEMENT

14.    Governing Law: This Agreement, for all purposes, shall be governed under and construed in accordance with the laws of the State of Florida without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Florida. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in a State or Federal court located in the State of Florida. The Parties consent to the personal jurisdiction of such courts and agrees not to claim that any such courts are inconvenient or otherwise inappropriate.

15.    Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Abelenda will be deemed to have incurred a separation from service under Section 409A immediately following his Last Day Worked on December 31, 2016.

Given that Abelenda is a “specified employee” within the meaning of Section 409A, to the extent required in order to comply with Section 409A, any amounts or benefits to be paid or provided to Abelenda pursuant to this Agreement or otherwise that are considered nonqualified deferred compensation under Section 409A will be delayed six (6) months to the first business day on which such amounts and benefits may be paid in compliance with said Section 409A.

Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

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ABELENDA RETIREMENT AGREEMENT

TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 12 AND YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

MONDELēZ INTERNATIONAL HOLDINGS LLC:

By:	/s/ David Pendleton
Title:	SVP Total Rewards and Human Resources Solutions

Date:	December 31, 2016

GUSTAVO ABELENDA:

Signature:	/s/ Gustavo Abelenda
Print Name:	Gustavo Abelenda

Date:	December 29, 2016

ABELENDA RETIREMENT AGREEMENT